CERTIFICATE OF DESIGNATION

OF

KEYSTAR CORP.

SERIES C PREFERRED STOCK

PURSUANT TO NEVADA REVISED STATUTES 78.1955

The undersigned, Bruce Cassidy, does hereby certify that:

1.Such individual is the Chief Executive Officer (“CEO”) of KeyStar Corp., a Nevada corporation (the “Corporation”).

2.The Corporation’s Articles of Incorporation (“Articles”) authorize the Corporation to issue 25,000,000 shares of Preferred Stock, $0.0001 par value per share, in one or more series.

3.The Articles provide that the designations, rights, preferences and other variations of the Corporation’s Preferred Stock shall be fixed and determined by the Board of Directors of the Corporation (the “Board”).

4.The following resolutions were duly adopted by the Board in accordance with the Articles and Nevada Revised Statutes 78.1955 and 78.325:

WHEREAS, the Articles provide for a class of its authorized capital stock known as preferred stock, consisting of 25,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board is authorized under the Articles to provide by resolution for the issuance of preferred stock and to establish, from time to time, the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon; and

WHEREAS, the Board deems it to be advisable and in the best interests of the Corporation and its shareholders to designate 6,700,000 shares of the Corporation’s preferred class of stock as “Series C Convertible Preferred Stock” and to fix the rights, preferences, restrictions and other matters relating to such series of preferred stock.

NOW, THEREFORE, BE IT RESOLVED, that there shall be created, out of the 25,000,000 authorized shares of preferred stock of the Corporation, a series of preferred stock, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

TERMS OF SERIES C CONVERTIBLE PREFERRED STOCK

Section 1.Designation, Amount and Par Value.  The new series of preferred stock of KeyStar Corp., a Nevada corporation (the “Corporation”) is hereby designated as Series C Convertible Preferred Stock and the number of shares so designated shall be 6,700,000. Each share of Series C Preferred Stock shall have a par value of $0.0001 per share.

Section 2.Rank.  Except as otherwise provided herein, the Series C Convertible Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank pari passu with: (i) the

Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed (“Common Stock”); and (ii) the Corporation’s Series A Convertible Preferred Stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

Section 3.Dividends.  Except as otherwise set forth herein, no dividend of any type or kind, whether cash, stock or otherwise, shall be declared or paid, or funds or stock set apart for the payment of, or other distributions of any type or kind, on any Series C Convertible Preferred Stock for any period, and no Series C Convertible Preferred Stock may be repurchased, redeemed or otherwise retired, nor may funds be set apart for such payment without unanimous approval of all of the members of the board of directors of the Corporation. The Corporation shall not declare, pay or set aside any dividends of any type or kind in respect of any shares of Common Stock unless it declares, pays or sets aside a portion of such dividends exclusively for shares of Series C Convertible Preferred Stock then outstanding equal to the amount holders of the Series C Convertible Preferred Stock would have received had all shares of Series C Convertible Preferred Stock been converted immediately prior to the record date of any such dividend, which shall be distributed pro-rata to the holders of Series C Convertible Preferred Stock.

Section 4.Voting. The holders of Series C Convertible Preferred Stock shall have the right to cast one (1) vote for each share held of record on all matters submitted to a vote of holders of the Corporation’s Common Stock, including the election of directors, and all other matters as required by law. There is no right to cumulative voting in the election of directors. The holders of Series C Convertible Preferred Stock shall vote together with all other classes and series of Common Stock of the Corporation as a single class on all actions to be taken by the Common Stock holders of the Corporation except to the extent that voting as a separate class or series is required by law. Fractional votes by the holders of Series C Convertible Preferred Stock shall not be permitted, and any fractional voting rights shall be rounded to the nearest whole share (with one-half being rounded upward). With respect to any vote by the holders of Common Stock, the holders of Series C Convertible Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation.

Section 5.Liquidation Preference.

(i)In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (each, a “Liquidation”), the holders of shares of Series C Convertible Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to $0.30 (the “Conversion Value”), plus 6.0% per annum compounded annually since the date of issuance (collectively, the “Liquidation Value”), per share of the Series C Convertible Preferred Stock before any payment shall be made or any assets distributed to the holders of the Common Stock. If the assets of the Corporation are not sufficient to pay in full the amount payable to the holders of outstanding shares of the Series C Convertible Preferred Stock as to rights on Liquidation with the Series C Convertible Preferred Stock, then all of said assets will be distributed among the holders of the Series C Convertible Preferred Stock and the other classes of stock ranking pari passu with the Series C Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

(ii)A sale of all or substantially all of the Corporation’s assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation, shall not be deemed to be a Liquidation.

Section 6.Conversion.

(i)Conversion.  All issued and outstanding shares of Series C Convertible Preferred Stock shall automatically convert into that number of fully paid and non-assessable shares of Common Stock as determined by multiplying the number of shares of Series C Convertible Preferred Stock to be converted by the quotient obtained by dividing (x) the Liquidation Value by (y) the Conversion Value upon the date that is the earlier of (the “Conversion Date”): (a) the closing date of an underwritten, follow-on public offering of shares of the Corporation’s Common Stock with gross offering proceeds of not less than $6,000,000; (b) the date the Corporation receives written notice from a holder of Series C Convertible Preferred Stock of such holder’s desire and intention to convert all or some of such holder’s Series C Convertible Preferred Stock; and (c) June 15, 2024.

(ii)Mechanics of Conversion.  On the Conversion Date, the Corporation’s transfer agent shall deliver in book-entry form to each holder of the Series C Convertible Preferred Stock the shares of Common Stock issuable upon conversion in accordance with the provisions hereof.

(iii)Adjustments for Reorganization, Reclassification, Subdivision, Combination, Stock Split or Similar Events.  If at any time prior to the Conversion Date, Common Stock shall be changed into the same or a different number of shares of Common Stock or any other class or classes of stock or other securities or property, whether by stock split, capital reorganization, reclassification, subdivision, combination or otherwise, then each share of Series C Convertible Preferred Stock shall thereafter be convertible into such number of shares of Common Stock or other class or classes of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series C Convertible Preferred Stock shall have been entitled to receive upon such reorganization, reclassification, subdivision, combination or other event (for clarity purposes, conversion from Series C Convertible Preferred Stock to Common Stock shall be deemed to have taken place immediately before the stock split, reorganization, reclassification, subdivision, combination or other event).

(iv)No Fractional Shares.  No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series C Convertible Preferred Stock. In lieu of any fractional share to which the holder would be entitled based on the number of shares of Series C Convertible Preferred Stock held by such holder, the Corporation shall issue a number of shares to such holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any holder of Series C Convertible Preferred Stock by the Corporation upon conversion of Series C Preferred Convertible Stock by such holder.

(v)Reservation of Stock.  The Corporation shall at all times when any shares of Series C Preferred Convertible Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series C Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(vi)Issue Taxes.  The converting holder shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series C Convertible Preferred Stock.

RESOLVED, FURTHER, that the CEO be and he hereby is authorized and directed to prepare and file this Certificate of Designation of Series C Convertible Preferred Stock in accordance with the foregoing resolution and the provisions of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Series C Convertible Preferred Stock as of June 10, 2022.

KEYSTAR CORP.

By: /s/ Bruce Cassidy

Bruce Cassidy,

Chief Executive Officer